UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2022
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On June 1 2022, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the fiscal year ended February 28, 2022. The information regarding the financial results for the fiscal year ended February 28, 2022 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On June 1, 2022, the Company issued a news release announcing its financial results for the fiscal year ended February 28, 2022. To review the full financial results, please view the Company’s recent Form 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported annual revenue of $22.93 million which was an increase of $6.24 million or 37% compared to FY 2021 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $5.45 million or 170% compared to FY 2021;

●	Reported Year over Year annual growth in SMS & MMS business revenue of $.70 million or 5% compared to FY 2021;

●	Reported Year over Year annual growth in Big Data revenue of $.10 million or 297% compared to FY 2021;

●	Reported gross profits of $2.81 million which was an increase of $1.17 million or 71% compared to FY 2021;

●	Reported annual cost of revenue of $20.11 million which was an increase of $5.08 million or 34% compared to FY 2021;

●	Reported annual net loss of $4.94 million which was an increase of $0.56 million or 13% compared to FY 2021;

●	Basic and diluted loss per share of $0.12;

●	At February 28, 2022, FingerMotion had $461,933 in cash and cash equivalents, a working capital surplus of $4.93 million and a positive shareholders’ equity of $5.09 million;

●	At February 28, 2022, total assets were $10.37 million, total current liabilities were $5.28 million and total liabilities were $5.28 million; and

●	42,627,260 common shares were issued and outstanding as of February 28, 2022.

“The Company achieved a NASDAQ uplisting in December 2021 which was a major milestone for the Company,” stated Martin Shen, CEO of FingerMotion. “During the year we also achieved another milestone of over $5.0 million in shareholders equity. We aggressively opened up new markets in our Top up business in collaboration with our telecom partners and we are very pleased with our Chinese subsidiaries ability to maintain profitability throughout the year. We continue to invest in the growth of the insurtech business.”

General and administrative expenses increased by $1,033,702 or 24% during the year which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our multiple lines of business simultaneously. Marketing costs increased $277,757 or 76% which was due to the cost of promoting our product offerings on a variety of our platforms. Research and development expenses increased to $371,044 during the year which was up 67% due to high data access and usage fees charged by the telecom companies.

“One of our key initiatives is to keep pushing gross margins higher, and we have been quite successful by optimizing our product offerings. Gross margins for the year were 12% which is up from the 9% level a year earlier. Another initiative announced during the year was the mobile protection program - the rollout is on schedule and should continue to keep upward pressure on our gross margins as our telecom partners are ready to accommodate the device protection program,” stated Martin Shen.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	News Release dated June 1, 2022

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: June 1, 2022	By:	/s/ Martin J. Shen
Martin J. Shen
CEO